EXHIBIT 10.1

THIRD AMENDMENT TO PROMISSORY NOTE

DELTA GROUP INVESTMENTS LIMITED

The following terms set forth the third amendment to the Promissory Note dated January 26, 2011 (the Agreement) between Delta Group Investments Limited (the Holder) and Entia Biosciences, Inc. (the Company).

WHEREAS, on January 26, 2011 the Holder and the Company entered into a Promissory Note in the principal amount of $312,500, with interest to accrue at 5% per annum and a maturity date of June 30, 2012 (the Note);

WHEREAS, in conjunction with the issuance of the Note on January 26, 2011, the Holder was also issued a five year warrant to purchase 60,000 shares at an exercise price of $1.20 per share;

WHEREAS, on June 13, 2012 the Holder and the Company entered into an Amendment to Promissory Note pursuant to which the Holder agreed to extend the maturity date of the January 26, 2011 Promissory Note to June 30, 2013 in return for a reduction in the conversion price of the Note into shares of common stock of Entia Biosciences, Inc.  from $0.60 per share to $0.45 per share, the reduction of the exercise price of the five year warrant to purchase 60,000 shares from $1.20 per share to $0.45 per share, and the Company issued a new five year warrant to purchase 108,750 shares with an exercise price of $0.45 per share.

WHEREAS, on July 1, 2013 the Holder and the Company entered into a Second Amendment to Promissory Note pursuant to which the Holder agreed to extend the maturity date of the Promissory Note from June 30, 2013 to June 30, 2014 in return for an increase in the interest rate from 6% per annum to 8% per annum, issuance of a three year warrant to purchase 200,000 shares at $0.45 per share and an extension of the termination date of all 368,750 warrants to June 30, 2017.

NOW, THEREFOR, the Holder and the Company agree as follows:

1.

 That the exercise price of the warrants to purchase 368,750 shares of common stock previously issued to Holder shall be reduced from $0.45 to $0.01 per share.  Each of the existing warrants held by the Holder to purchase 60,000 shares, 108,750 shares and 200,000 shares shall be returned to the Company for cancellation upon issuance of a new warrant (“Warrant A” below) to purchase 368,750 shares of common stock pursuant to the new exercise price and termination date contained in this agreement.

2.

The termination date of all 368,750 warrants shall be extended to be the same as that for the new warrants in No. 3 below.

3.

That the Company shall issue Holder a new five year warrant (“Warrant B” below) to purchase 1,790,117 shares of common stock with an exercise price of $0.01 per share.

4.

The Holder agrees to convert all of the outstanding principal of $312,500 and accrued interest in the amount of $76,427 into 864,282 unrestricted shares of common stock pursuant to the Subscription Agreement appended to this Agreement.

5.

All of the 2,158,867 shares of common stock underlying the warrants issued or to be issued to Holder pursuant to this Agreement, shall be granted piggy back registration rights as defined in the Subscription Agreement as well as a cashless exchange provision.

EXHIBITS:

Exhibit A:  Subscription Agreement

Exhibit B:  Warrant A

Exhibit C:  Warrant B

ENTIA BIOSCIENCES, INC.

_/s/ Marvin S. Hausman, M.D.    _________

Marvin S. Hausman, M.D.

President, CEO and Chairman

Date: 12/31/2014

ACCEPTED BY:

DELTA GROUP INVESTMENTS LIMITED

For and on Behalf of Anka Consultants Ltd.

_/s/ Edward Wah On Wong______________________

Edward Wah On Wong, Director

Date:  12/31/2014